Exhibit 6.1

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”), is made as of the 7th day of January, 2022, by and among The Good Earth Organics Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

WHEREAS, the Board of Directors of the Company has authorized the Company to issue up to $15,000,000 principal amount of its Convertible Subordinated Notes to accredited investors in substantially the form of Exhibit B attached to this Agreement (the “Notes”);

WHEREAS, the Notes are convertible under certain circumstances into shares of Series B Preferred Stock of the Company (the “Preferred Stock”) or shares of Common Stock of the Company (“Common Stock”), and the Preferred Stock is convertible under certain circumstances into shares of Common Stock, in each case on the terms and conditions set forth in the Notes or the Amended and Restated Certificate of Incorporation of the Company in the form of Exhibit C attached to this Agreement (the “Restated Certificate”);

WHEREAS, Ramguard LLC and Qubit PE, LLC (together, the “Lead Purchaser”) wishes to provide funding to the Company by purchasing up to the principal amount of Notes set forth on Exhibit A (the “Commitment”) in order to provide the Company with the funds needed to acquire (by purchase of stock or assets, merger, consolidation or business combination) one or more enterprises that are engaged in the business of producing, storing, distributing, marketing or selling organic raw materials, potting soils or nutrients to growers of agricultural products (primarily cannabis) (the “Business”); and

WHEREAS, the Company may issue and sell additional Notes up to a principal amount of $5,000,000 to accredited investors in order to fund the general corporate purposes of the Company including working capital and capital investment;

NOW, THEREFORE, the parties hereby agree as follows:

1.    Purchase and Sale of Notes.

1.1    Sale and Issuance of Notes for Acquisitions.

(a)    Subject to the terms and conditions of this Agreement, at any time prior to December 31, 2023 (the “Commitment Termination Date”) the Company may notify in writing the Lead Purchaser and any Additional Purchaser (the “Acquisition Notice”) that it has entered into a letter of intent or term sheet with regard to the acquisition of a Business.  The Acquisition Notice shall include a copy of the letter of intent or term sheet and shall set forth (i) the name and location of the Business to be acquired and the identity of its owners, (ii) the aggregate purchase price of the Business (the “Purchase Price”), (iii) the principal amount of Notes that the Lead Purchaser and any Additional Purchaser shall purchase from the Company in support of the transaction identified in the Acquisition Notice, equal to the Purchase Price plus, at the option of the Company, up to 25% of the Purchase Price to be used for the working capital, inventory or equipment requirements of the Business, and (iv) the date on which the Lead Purchaser and any Additional Purchaser shall fund its purchase of the Notes (which shall not be more than five (5) days prior to the date on which the acquisition is scheduled to close) and the wire transfer instructions for the funding. The principal amount of Notes that the Lead Purchaser and any Additional Purchaser shall purchase from the Company in support of the transaction identified in the Acquisition Notice shall be apportioned in accordance with the amounts of their remaining Commitments, or in such other manner as the parties may agree.  Upon receipt of an Acquisition Notice, the Lead Purchaser and each Additional Purchaser shall be irrevocably obligated and bound to purchase from the Company the principal amount of the Notes identified in the Acquisition Notice, provided that the aggregate principal amount of Notes required to be purchased by Lead Purchaser and any Additional Purchaser under this Agreement shall not exceed the Commitment set forth in Exhibit A.  The Company shall use the proceeds of the purchase of Notes to fund the acquisition of Businesses set forth in the Acquisition Notices and for the working capital, inventory or equipment requirements of the Businesses.

(b)    The Company will notify the Lead Purchaser and any Additional Purchaser in writing at such time, if any, as either (i) a class of equity securities of the Company is listed on a public stock exchange, including the OTCQX or OTCQB, or (ii) shares of equity securities of the Company are sold to the public in a public offering pursuant to an effective registration statement under the Securities Act of 1933 (a “Listing”).  In the event that not all of the Commitment is drawn by the Company and funded by a Purchaser by the Commitment Termination Date, the Purchaser may thereafter elect, until the Commitment Termination Date, to purchase Notes or shares of Preferred Stock up to the amount of its undrawn Commitment, without an Acquisition Notice and in accordance with the terms of this Agreement.  Any such election shall be made in writing, addressed to the Company.

1.2    Closing; Delivery.

(a)    The purchase and sale of the Notes shall take place remotely via the exchange of documents and signatures, as of the date set forth in an Acquisition Notice or at such other time and place as the Company and the Purchasers mutually agree upon (the “Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)    At each Closing, the Company shall deliver to each Purchaser the Notes being purchased by such Purchaser at such Closing, duly executed by an authorized officer of the Company, against payment of the purchase price therefor by wire transfer to the bank account identified by the Company.

1.3    Sale of Additional Notes.

(a)    The Company may obtain Commitments from one or more additional Purchasers (each an “Additional Purchaser”) to purchase, on the same terms and conditions as those contained in this Agreement, additional Notes (the “Additional Notes”), up to an aggregate principal amount of $5,000,000 for a period of up to 180 days following the date of this Agreement.  The terms and conditions of such Commitments, and any Additional Notes purchased by Additional Purchasers, shall be substantially the same as the terms and conditions the Commitment provided by the Lead Purchaser and the Notes purchased by the Lead Purchaser.  The Company may use the proceeds of the sale of the Additional Notes to fund the general corporate purposes of the Company including working capital and capital investment.  Exhibit A shall be amended to reflect any Commitment provided by an Additional Purchaser.

1.4    Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)“    Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)“    Code” means the Internal Revenue Code of 1986, as amended.

(c)“    Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)“    Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e)“    GAAP” means generally accepted accounting principles as in effect in the United States of America.

(f)“    Investors Rights Agreement” means the Investors Rights Agreement in substantially the form attached hereto as Exhibit D.

(g)“    Key Employee” means each of Timothy Brien, Timothy Clark and Anthony Luciano.

(h)“    Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of a Key Employee.

(i)     “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(j)“    Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)“    Purchaser” means the Lead Purchaser and each Additional Purchaser who is a party to this Agreement.

(l)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m)“    Transaction Documents” means this Agreement, the Notes and the Investors Rights Agreement.

2.    Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2    Capitalization.

(a)    The authorized capital of the Company consists of, as of the date of filing the Restated Charter, (i) 50,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), (ii) 6,500,000 shares of Series A Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”) and 30,000 shares of Series B Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”). All of the outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b)    The Company has provided each Purchaser with a true and correct schedule of the Company’s outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company shares of capital stock of the Company or any securities convertible into or exchangeable for shares of capital stock of the Company.

2.3    Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement and to issue the Notes at the Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Notes has been taken. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4    Valid Issuance of Shares. Upon conversion of the Notes into shares of Series B Preferred Stock, such shares will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Notes and the shares of Series B Preferred Stock issuable upon conversion of the Notes will be issued in compliance with all applicable federal and state securities laws. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Common Stock issuable upon conversion of the Series B Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

2.5    Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.6    SEC Filings and Company Financials.

(a)    The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to the Purchasers copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 1-K for each fiscal year of the Company beginning with the first year the Company was required to file such a form, (ii) the Company’s semi-annual reports on Form 1-SA for each fiscal half that the Company filed such reports to disclose its semi-annual financial results in each of the fiscal years of the Company referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). Except for any changes (including any required revisions to or restatements of the Company Financials (defined below) or the SEC Reports) the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading

(b)    The financial statements and notes of the Company contained or incorporated by reference in the SEC Reports (the “Company Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved.

(c)    Except as and to the extent reflected or reserved against in the Company Financials, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Company’s formation in the ordinary course of business.

2.7    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8    Intellectual Property.

(a)    The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)    To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)    The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(d)    Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.

2.9    Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10    Agreements; Actions.

(a)    The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

2.11    Certain Transactions. Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters, standard employment or independent contractor agreements and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s capital stock, in each instance, approved in the written minutes of the Board of Directors, and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its Key Employees, or any Affiliate thereof.

2.12    Property. Other than certain liens and security interests granted to existing lenders, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets, such as equipment financing or line of credit financing. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.13    Employee Agreements. Each Key Employee has executed an agreement with the Company regarding confidentiality, proprietary information and inventions (the “Confidential Information Agreements”). No Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.

2.14    Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.15    Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Notes and the shares of Series B Preferred Stock issuable upon conversion of the Notes. No representation or warranty of the Company contained in this Agreement, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.    Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1    Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Restated Certificate may be limited by applicable federal or state securities laws.

3.2    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3    Disclosure of Information. The Purchaser has received and had an opportunity to review the SEC Reports and Company Financials, which contain important and material information about the Company. The Purchaser has had an opportunity to discuss the SEC Reports, Company Financials and the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4    Restricted Securities. The Purchaser understands that the Notes and the shares of Series B Preferred Stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes and Series B Preferred Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes and such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5    No Public Market. The Purchaser understands that no public market now exists for the Notes or shares of Series B Preferred Stock or Common Stock, and that the Company has made no assurances that a public market will ever exist for the Notes or such shares.

3.6    Legends. The Purchaser understands that the Notes and shares of Series B Preferred Stock and any securities issued in respect of or exchange for the shares, may be notated with one or all of the following legends:

“THE NOTES/SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7    Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser has completed and returned to the Company an Accredited Investor Questionnaire that accurately reflects the basis for the representation in the preceding sentence.

3.8    No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.9    Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.    Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Notes at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1    Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2    Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3    Investors Rights Agreement. The Company shall have executed and delivered the Investors Rights Agreement.

4.4    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5    Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Restated Certificate and Bylaws of the Company as in effect at the Closing, (ii) resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated under this Agreement, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.6    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.    Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Notes to the Purchasers at any Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1    Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2    Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3    Investors Rights Agreement. Each Purchaser shall have executed and delivered the Investors Rights Agreement.

5.4    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.    Miscellaneous.

6.1    Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6    Notices.

(a)    General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed given or made upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Geoffrey Parnass, Esq., Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105.

(b)    Consent to Electronic Notice. Each Purchaser consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth below such Purchaser’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

6.7    No Finder’s Fees. Except pursuant to an agreement between the Company and Exos Financial LLC, each party represents that it is not obligated for any finder’s fee or commission in connection with the purchase and sale of the Notes. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible, including any fee payable to Exos Financial LLC.

6.8    Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Lead Purchaser. Any amendment or waiver effected in accordance with this Section shall be binding upon the Purchasers and each transferee of the Shares (or the Preferred Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.9    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11    Entire Agreement. This Agreement (including the Exhibits hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.12    Expenses. The parties shall each bear their respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, the Company shall reimburse the Lead Purchaser for the fees and expenses of its counsel in connection with the negotiation and preparation of this Agreement, up to $20,000.

6.13    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. In the event that any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement or any other Transaction document, the prevailing party in such proceeding or action shall be entitled to recover its costs of suit, including reasonable attorney’s fees.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first written above.

THE GOOD EARTH ORGANICS, INC.

By: /s/ Timothy J. Clark

Name: Timothy J. Clark

Title: Co-Chairman of the Board

Address: 30088 Redwood Highway

Cave Junction, OR 97523

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first written above.

PURCHASERS:

Ramguard LLC

By: /s/ Neil Ramsey

Name: Neil Ramsey

Title: Manager

Qubit PE, LLC

By: /s/ Neil Ramsey

Name: Neil Ramsey

Title: Managing Member